Exhibit 99.4

   Quintek Technologies, Inc. Announces Notice of Annual Shareholder Meeting

March 28, 2003 09:03:00 AM ET

CAMARILLO, Calif.--(BUSINESS WIRE)--March 28, 2003--Quintek Technologies, Inc. QTEK announced that it plans to hold its Annual Shareholder Meeting at 4:00 p.m. on Monday, June 30, 2003. The meeting will be held in the Santa Barbara Room at the Holiday Inn, Ventura, California.


All shareholders who are listed in the shareholder register are eligible to take part in the meeting provided the Company receives their attendance notification no later than June 23, 2003. Topics to be voted on will be disclosed and distributed to shareholders in a Proxy Statement being prepared by the Company.


Notice of the meeting, along with Agenda, Attendance Notification Form, Proxy Statement and a return envelope should be sent out to shareholders no later than May 23, 2003.


About Quintek


Quintek is the only manufacturer of a desktop microfilm printer. The Company currently sells hardware, software and services for printing large format drawings such as blueprints and CAD files (Computer Aided Design) directly to microfilm. Quintek does business in the content and document management services market, forecast by IDC to grow to $24 billion by 2006 at a combined annual growth rate of 44%. Quintek targets the aerospace, defense and AEC (Architecture, Engineering and Construction) industries.


Quintek's printers are patented, modern, chemical-free, desktop-sized units with an average sale price of $50,000. Competitive products for direct output of computer files to microfilm are more expensive, large, specialized devices that require constant replenishment and disposal of hazardous chemicals.


"Safe-Harbor"  Statement Under the Private  Securities  Litigation Reform Act of
1995


This press release contains  forward-looking  information  within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding potential sales, the success of the company's business, as well as statements that include the word "believe" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Quintek to differ materially from those implied or expressed by such forward-looking statements. Such factors include, among others, the risk factors included in Quintek's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002 and any subsequent reports filed with the SEC under the Exchange Act. This press release speaks as of the date first set forth above and Quintek assumes no responsibility to update the information included herein for events occurring after the date hereof. Actual results could differ materially from those anticipated due to factors such as the lack of capital, timely development of products, inability to deliver products when ordered, inability of potential customers to pay for ordered products, and political and economic risks inherent in international trade.

Contact Information:
Quintek Technologies, Inc.
Andrew Haag, 805/383-3914
www.Quintek.com